For
Form 4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940
1.  Name and Address of Reporting Person *

ALPERT         BRUCE           N.
2.  Issuer Name and Ticker or Trading Symbol

Gabelli Asset Management Inc./GBL

6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)

_____ Director	  _____ 10% owner

__X___ Officer (give  _____ Other (specify
		    title		  below)
		    below)
Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC

(Last)		(First)		(Middle)



17 Rolling Hills Lane

3.  I.R.S Identification
Number of Reporting
Person, if an entity
(Voluntary)
4.  Statement for
Month/Day/Year

05/01/03

(Street)



Harrison		NY		10528


5.  If Amendment,
Date of
Original
(Month/Year)
7.  Individual or Joint/Group Filing
(Check Applicable Line)

_X___ Form filed by One Reporting Person
____ Form filed by More than One Reporting Person
(City)			(State)		(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.  Title of Security
(Instr. 3)









2.
Trans-
action
Date
2A.
Deemed
Execu-
Tion
Date,
if any
3.
Trans-
action
Code
(Instr.
8)
4.  Securities Acquired (A)
or Disposed of (D)
(Instr. 3, 4 and 5)
5. Amount of
Securities
Beneficially
Owned
Following
Reported
Transactions
(Instr. 3 and
4)
6. Owner-
ship
Form:
Direct
(D) or
Indirect
(I)
(Instr. 4)
7. Nature
of In-
direct
Bene-
Ficial
Owner-
Ship
(Instr.
4)

(Month/
Day/
Year)
(Month
/Day/
Year)


Code


V


Amount

(A) or
 (D)


Price



    Class A Common Stock, Par Value $0.001
05/01/03


S

1,000

D

30.7580

    31,000

    D

























    Class B Common Stock, Par Value $0.001








        0

























Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
31
?	If the form is filed by more than one reporting person, See Instruction 4(b)(v).









FORM 4 (continued)
Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)



1.
Title of
Derivative
Security
(Instr. 3)
2.
Conver-
sion or
Exercise
Price of
Deriv-
ative
Security
3.
Trans-
Action
Date

(Month/D
ay/
Year)
3A.
Deemed
Execu-
Tion
Date,
if any
(Month
/Day/
Year)
4.
Trans-
action
Code





(Instr.
8)
5.
Number of
Derivative
Securities
Acquired (A)
Or Disposed
Of (D)

(Instr. 3, 4
and 5)
6.
Date Exer-
cisable and
Expiration
Date



(Month/Day/
Year)
7.
Title and
Amount of
Underlying
Securities


8.
Price
of Deriv-
ative
Security






(Instr.
5)
9.
Number
of Deriv-
ative Secur-
ities
Bene-
ficially
Owned
at End
Of
Month

(Instr. 4)
10.
Owner-
ship Form
Of De-
Rivative
Security:
Direct
(D) or
Indirect
(I)


(Instr. 4)
11.
Nature
of In-
direct
Bene-
ficial
Owner-
Ship




(Instr.
4)





Code


V


(A)


(D)
Date
Exer-
cisable
Expira-
tion
Date
Title
Amount
or
Number
of
Shares




Employee Stock
Option (Right
to Buy)
$16.2750






2/10/02
2/10/09
Class
A
Common
Stock
7,500

 7,500
     D

























































































Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see
Instruction 6 for procedure.






     /s/ Bruce N. Alpert









    05/02/03




** Signature of Reporting Person
BRUCE N. ALPERT




Date


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